Exhibit 2 - Letter from Certified Public Accountant:



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-
Effective Amendment to the Registration Statement on
Form N-1A of Texas Capital Value Funds, Inc. and to the use of our report dated September 30, 2002 on the financial statements and financial highlights of Texas Capital Value and Growth Portfolio, a series of shares of the Texas Capital Value Funds, Inc.
Such financial statements and financial highlights appear in the 2002 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January 31, 2003